As filed with the Securities and Exchange Commission on June 30, 1998

                                                      Registration No. 333-51501

================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             Registration Statement
                        Under The Securities Act of 1933


                             ----------------------

                              TearDrop Golf Company
             (Exact Name of registrant as specified in its charter)

                Delaware                                   57-1056600
                (State or other                      (I.R.S. employer
                jurisdiction of                        identification
                incorporation or                              number)
                organization)

                                1080 Lousons Road
                                Union, New Jersey
                                 (908) 688-4445
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Rudy A. Slucker
                      Chairman and Chief Executive Officer
                                1080 Lousons Road
                                Union, New Jersey
                                 (908) 688-4445

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

                                   Copies to:

                             Jeffrey A. Baumel, Esq.
                 Gibbons, Del Deo, Dolan, Griffinger & Vecchione
                              One Riverfront Plaza
                            Newark, New Jersey 07102
                            Telephone: (973) 596-4500
                           Telecopier: (973) 596-0545

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

                       CALCULATION OF REGISTRATION FEE

===========================================================================================
                                          Proposed             Proposed
Title of                                  Maximum              Maximum
Shares           Amount to                Offering             Aggregate        Amount of
to be            be                       Price                Offering       Registration
Registered       Registered(1)            Per Unit(2)          Price(2)          Fee(2)
----------       -------------            -----------          ---------      ------------
Common Stock     1,520,690 Shares (3)     $ 10.88             $16,537,504        $4,879
($.01 Par
Value)

                                          TOTAL FEE                              $4,879*
===========================================================================================

* $8,106 has been previously paid.


(1) All of the shares of Common Stock being registered hereby are being offered for the account of selling stockholders who acquired such shares or options or warrants to purchase such shares from the Company in private transactions. No other shares of the Company's Common Stock are being registered pursuant to this offering.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, (the "Act") the registration fee for the Common Stock has been calculated based upon a price of $10.88 per share, the average of the high and low prices as reported in the Nasdaq SmallCap Market for the registrant's Common Stock on June 15, 1998.

(3) Pursuant to Rule 416 of the Act there are also being registered hereunder such additional shares as may be issued to the selling stockholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments or, in the case of the holders of options or warrants, the operation of the anti-dilution provisions thereof.

                              ---------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                       1,520,690 Shares of Common Stock

                            TEARDROP GOLF COMPANY

      This Prospectus relates to an offering by certain selling stockholders of an aggregate of up to 1,520,690 shares of the Company's common stock, $.01 par value (the "Common Stock"), of which (i) 933,333 shares (the "Conversion Shares") were issued upon conversion by the securityholders of 70,000 shares of Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock"),
(ii) 175,000 shares were issued in connection with the acquisition by the Company of the assets of the Tommy Armour Golf Company, (iii) 237,357 shares were issued in connection with the acquisition by the Company of the assets of RAM Golf Corporation, (iv) 50,000 shares of Common Stock are issuable upon the exercise of a Common Stock Purchase Warrant (the "Purchase Warrant"), (v) 100,000 shares were issued for consulting services rendered to the Company and
(vi) 25,000 shares of Common Stock are issuable upon the exercise of a Common Stock Option Agreement ("Option Agreement"). Unless the context otherwise requires, all of the foregoing shall be referred to collectively as the "Selling Stockholders."


      The Common Stock may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the Nasdaq SmallCap Market, the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders or upon the conversion of the Preferred Stock. The Company may receive up to $443,750 (exclusive of expenses of this offering, estimated to be $50,000) upon the exercise of the Purchase Warrant and the Option Agreement. See "Use of Proceeds" and "Selling Stockholders and Plan of Distribution."

      The Series A Preferred Stock was converted by the Holder thereof into 933,333 shares of Common Stock on June 24, 1998. Simultaneously with such conversion, the Company redeemed the remaining 30,000 outstanding shares of Series A Preferred Stock for $3,000,000. See "Description of Securities."


      The Common Stock is traded in the Nasdaq SmallCap Market under the symbol "TDRP". On June 15, 1998, the closing sale price of the Common Stock as reported by Nasdaq was $10.688.

                             ----------------------

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS
             WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                               SEE "RISK FACTORS."

                            -------------------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                  The date of this Prospectus is June 30, 1998

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400 Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

      The trademarks "TearDrop", "Armour", "Tommy Armour", "Ram", "Zebra", the "Tear Drop Professional Golf Tour", are tradenames and trademarks of the TearDrop Golf Company and its subsidiaries.

                      INFORMATION INCORPORATED BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated herein by reference:


      (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; (ii) Current Report on Form 8-K for the event dated November 10, 1997, as amended; (iii) Current Report on Form 8-K for the event dated December 29, 1997, as amended, (iv) Current Report on Form 8-K for the event dated February 27, 1998, (v) Final Proxy Statement dated April 30, 1998, (vi) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998 and (vii) Amendment to Final Proxy Statement dated May 11, 1998.


      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents.

      The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be directed to Mr. Joseph Cioni, TearDrop Golf Company, 1080 Lousons Road, Union, New Jersey, Telephone No. (908) 688-4445.

                              PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements (including the notes thereto) incorporated by reference in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all information in this Prospectus has been adjusted to reflect the reincorporation of the Company in the State of Delaware, effected on October 21, 1996 and a 3,333.33-for-one share conversion in connection therewith (the "Reincorporation"). This Prospectus contains, in addition to historical information, forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as those factors discussed herein and in the documents incorporated herein by reference as well as those discussed elsewhere in this Prospectus.

                                 The Company

      TearDrop Golf Company (the "Company" or "TearDrop") designs, develops and markets throughout the world high-quality, premium priced golf clubs, including its (a) TearDrop line of putters; (b) its Armour line of irons and woods;
(c) its Ram line of irons, woods, and wedges; and (d) Zebra putters. The TearDrop, Armour, Ram and Zebra lines of product are used by professional golfers on the Professional Golf Association ("PGA") Tour, the Senior PGA Tour, the Ladies PGA Tour and the Nike Tour. In addition, the Company operates a professional development golf tour for aspiring PGA Tour players.

      The Company completed an initial public offering of its Common Stock and warrants to purchase Common Stock in December 1996. In January 1997, the Company commenced its extensive marketing and advertising campaign. The Company has produced and aired a variety of television commercials. The Company also has aired its feature "the TearDrop Putt of the Week" on the Golf Channel at various times on a weekly basis. The Company's print advertisements have appeared in several magazines including Golf Illustrated and Senior Golfer during the months from May through December. Finally, the Company has enlisted over 30 golf professionals to promotional agreements, including Tommy Tolles, Tommy Armour III, Omar Uresti, Tom Byrum, Paul Goydos, George Archer and Jan Stephenson.

      On October 31, 1997 TearDrop Golf Company acquired the assets of Pro Golf Promotions, LLC. The acquisition gave TearDrop the former Powerbilt Golf Tour, a professional development tour for aspiring PGA Tour players, as well as an experienced tour-management team. The tour was immediately renamed "The TearDrop Professional Golf Tour."


      In November 1997, the Company acquired the assets and certain liabilities of the Tommy Armour Golf Company ("Tommy Armour") from U.S. Industries, Inc. for common stock, preferred stock and cash valued at approximately $22.4 million. With the acquisition, the Company expanded its operations to include a full line of golf clubs and equipment.

      In December 1997, the Company acquired the assets of the Ram Golf Corporation ("Ram") for common stock and cash and assumption of certain liabilities with a value of approximately $4.0 million. With the acquisition of the Ram assets, the Company's product line was expanded to include Ram irons, woods, wedges and Zebra putters.

      The Company's executive offices are located at 1080 Lousons Road, Union, New Jersey 07083 and its telephone number is (908) 688-4445. The Company was incorporated in South Carolina in 1992 under the name "Teardrop Putter Corporation" and merged into the "TearDrop Golf Company," a Delaware corporation, in October 1996 as part of the Reincorporation.

                                 The Offering

Securities offered by
the Selling Stockholders.........  1,520,690 shares of Common Stock(1)


Securities outstanding
  prior to the offering .........  4,266,557 shares of Common Stock(2)(3)

Securities to be
  outstanding after the
  offering ......................  5,787,247 shares of Common Stock(1)(2)


Use of Proceeds .................  The Company will not receive any proceeds from any sales of Common Stock by the Selling Stockholders. The Company may receive up to $443,750 upon the exercise of the Purchase Warrant and the Option Agreement (exclusive of expenses of this offering, estimated to be $50,000), which will be used for working capital.

Risk Factors  ...................  The securities offered hereby involve a high degree of risk. See "Risk Factors."

Nasdaq Small Cap  ...............  Common Stock - TDRP
Market Symbol

----------
(1) Includes (i) 933,333 shares issued upon conversion of 70,000 shares of Series A Preferred Stock, (ii) 50,000 shares issuable upon exercise of the Purchase Warrant and (iii) 25,000 shares issuable upon exercise of the Option Agreement.


(2) Based on shares outstanding on the date of this prospectus. Does not include shares issuable upon exercise of (i) 1,195,500 outstanding options and warrants or (ii) 154,309 shares of Common Stock issuable upon exercise of warrants issued to the Representative of the Underwriters for the Company's initial public offering (the "Representative's Warrants").


(3) Does not include (i) 50,000 shares issuable upon exercise of the Purchase Warrant or (ii) 25,000 shares issuable upon exercise of the Option Agreement.

                                 RISK FACTORS

      An investment in the Shares offered hereby involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this Prospectus and the documents and filings incorporated by reference into this Prospectus (including the financial statements and notes thereto), the following factors. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

      Limited Operating History; History of Losses; Accumulated Deficit; Substantial Losses From and Declining Sales of Tommy Armour. Although the business of Tommy Armour Golf and Ram Golf have established names and reputations, the Company has a short operating history. It commenced operations in August 1992, shipped its first products in 1993 and commenced substantial sales activities in 1994. Although the Company had net sales of approximately $9,624,000 during the year ended December 31, 1997, the Company had losses of $9,149,000 for the year ended December 31, 1997. At December 31, 1997, the Company had an accumulated deficit of approximately $11,431,000. In addition, of the Company's sales during 1997, $6,809,000 or approximately 72%, represented primarily sales of Armour products that were discontinued and will not be marketed on a substantial basis in the future. Furthermore, Tommy Armour Golf had a reduction in sales from approximately $56.2 million in 1996 to approximately $32.0 million in 1997 and incurred a pre-tax loss of approximately $31.4 million for its year ended September 30, 1997. The Company believes that the decline in sales and subsequent loss for Tommy Armour Golf were attributable primarily to the introduction of a new line of Ti 100 golf clubs in 1997 and the cessation of production and marketing by Tommy Armour of all other product lines. The Ti 100 line of clubs did not achieve widespread public acceptance and were subsequently discontinued. Nevertheless, no assurance can be given that sales will not continue to decline, that the new line of Tommy Armour golf club, produced by the Company will meet with widespread consumer acceptance, or that the Company will not incur losses in the operation of the Tommy Armour Golf Company in the future. See Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

      Working Capital Shortfalls; Need for Additional Capital. Since its inception, the Company's internally generated cash flow has not been sufficient to finance its operations. The Company has experienced severe working capital shortfalls in the past, which have restricted the Company's ability to conduct its business. The Company has been primarily dependent upon sales of its equity securities, bank debt and other financing in order to maintain its operations. The Company's expenditures and commitments for advertising and marketing have been substantial and the Company must continue to incur such costs in order to continue to increase consumer awareness of its products. If the Company's sales do not increase substantially to cover its expenditures, it will be required to limit its advertising expenditures and expansion plans or seek additional financing in order to continue operations. The inability to obtain additional financing when needed would have a material adverse effect on the Company's liquidity, and, as a result, the Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell some or all of its assets. There can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all, when required by the Company. See Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.


      Substantial Indebtedness and Repayment Obligations, Subordination. The Company has borrowed substantial amounts of money to finance the acquisitions of Tommy Armour and Ram and to fund its continuing operations. The Company had total liabilities of approximately $31.8 million at December 31, 1997, approximately $14.2 million of which were current which amounts have increased to date. As of the date of this Prospectus, approximately $18.8 million is payable to CoreStates Bank, N.A. (the "Bank" or "CoreStates") pursuant to the Company's revolving line of credit. Interest expense under the Company's credit facility could continue to be substantial in the future. The revolving line of credit is secured by substantially all of the assets of the Company. The loan agreement with the Bank also provides that the Company meet certain financial covenants. At December 31, 1997, the Company was in violation of such covenants and has obtained waivers from CoreStates with respect thereto. The Company is still not in compliance with such covenants and no assurance can be given that the Bank will continue to waive such covenant defaults in the future. The Company is negotiating with the Bank to revise the covenants, although no assurance can be given that the Bank will agree to any revised terms. In addition, if the Bank were to demand repayment of the entire outstanding borrowings under the facility, the Company would be required to identify alternative financing to satisfy its repayment obligation and to continue its operations. There can be no assurance that any such alternative funding sources will be available on a commercially reasonable basis if at all. If it is unsuccessful in so identifying such financing, the Company may be required to cease operations. The loan agreement with the Bank also contains provisions which restrict certain activities of the Company, including the sales of assets, the declaration of dividends and also provides for various other restrictive covenants, including the continuing participation of Rudy A. Slucker, the Chairman of the Board of Directors, in his current management position. See Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.


      Dependence on Key Personnel; Limited Industry Experience. The Company believes its success will depend to a significant extent on the efforts and abilities of certain of its senior management, particularly those of its Chief Executive Officer and Chairman of the Board, Rudy A. Slucker. The Company maintains "key person" life insurance in the amount of $1,000,000 on the life of Mr. Slucker under which the Company is the sole beneficiary. Although the Company has entered into an employment agreement with Mr. Slucker which expires on December 31, 1999, the loss of Mr. Slucker or other key management, marketing or technical employees could have a material adverse effect on the Company's operating results and financial condition. Management has only a limited history in the golf club industry. There is strong competition for qualified personnel in the golf club industry, and the loss of key personnel or an inability on the Company's part to attract, retain and motivate key personnel could adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to retain its existing key personnel or attract additional qualified personnel.

      Dependence upon Endorsements. As an integral part of its marketing strategy, the Company seeks to obtain endorsements of its clubs from touring professionals. Typically, the Company's agreements with its endorsing professionals provide for the use of the professionals' names in connection with the marketing of the Company's clubs and the use of the clubs by such professionals in tournament play. The effect of a particular professional's endorsement on the successful marketing of the Company's clubs, and the heightening of awareness of the Company's brand name, is directly related to the success of such professional in tournament play. However, the amount of remuneration required to be paid or provided by the Company under a typical endorsement agreement is not substantially dependent on the tournament success of such professional. Accordingly, if the Company's endorsing professionals do not have substantial tour victories, the Company likely will receive less exposure, yet would still be required to pay endorsement fees. The Company has entered into endorsement agreements with over 30 touring professionals which generally are for three-year terms and provide for certain payments by the Company to the touring professionals in consideration for their using the Company's equipment and bonuses based on tournament performance. In order to succeed with its marketing strategy, the Company intends to continue to enter into endorsement agreements with additional professional golfers. The inability of the Company to maintain its relationships with its existing endorsing professionals, to enter into endorsement agreements with additional professional golfers, or the failure of the Company's endorsing professionals to achieve tournament success, would diminish the effectiveness of the Company's marketing strategy and may result in declining sales.

      Risks Associated with Management of Growth, Implementation of Growth Strategy and Potential Inability To Successfully Integrate Acquisitions. The successful implementation of the Company's expansion strategy will be dependent on, among other things, consumer acceptance of the Company's new lines of golf products; the reduction of Company costs; the Company's ability to develop and introduce new products to consumers and the marketplace; the Company's ability to enter into endorsement agreements with successful professional golfers; the Company's ability to identify potential acquisition prospects; the establishment of additional distribution arrangements; the hiring and retaining of additional marketing, creative and other personnel; and the successful management of such growth (including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls). As the Company continues to grow, there will be additional demands on the Company's financial, technical and administrative resources. The failure to maintain and improve such resources or the occurrence of unexpected difficulties relating to the Company's expansion strategy, could have a material adverse effect on the Company's business, prospects, results of operations or financial condition. There can be no assurance that the Company will be able to implement successfully its business strategy or otherwise expand its operations. The complete integration and consolidation into the Company of the product lines acquired upon the acquisition of the assets of Tommy Armour and Ram as well as any future corporate acquisitions and new product licensing arrangements will require substantial management, financial and other resources, and could pose significant pressure on the financial condition and operating results of the Company. There can be no assurance that the Company's resources will be sufficient to accomplish such integration, or that the Company will not experience difficulties with customers, personnel or others. In addition, although the Company believes that its acquisition and licensing arrangements will enhance its competitive position and business prospects, there can be no assurance that such benefits will be realized or that the combination of the Company with other companies will be successful. Although the Company regularly evaluates possible acquisition opportunities, the Company is not a party to any agreements, commitments, arrangements or understanding with respect to any such acquisition and there can be no assurance that any such acquisitions will be effected.

      Dependence on Major Customers. The Company's sales to its five largest customers represented approximately 17% of its sales in fiscal 1997 on a pro forma basis giving effect to the acquisition of substantially all of the assets of Tommy Armour and Ram. Sales to the Company's top customer, Wal-Mart, accounted for approximately $3.6 million of the Company's sales in fiscal 1997 (7.5% on a pro forma basis during fiscal 1997 giving effect to the acquisitions of substantially all of the assets of Tommy Armour and Ram). The Company anticipates that sales to its top five customers will continue to account for a significant percentage of its sales. The Company has no long term commitments or contracts with any of its customers. The loss or decreased sales from one or more of these customers would have a material adverse effect on the Company's business, prospects, results of operations or financial condition. Furthermore, the inability of any of the Company's customers to satisfy any of their obligations to the Company at any time or on a timely basis could have a material adverse effect on the business, prospects, results of operations or financial condition of the Company.

      Dependence on Limited Number of Component Suppliers. The Company assembles all of its clubs at its Morton Grove, Illinois facility. The Company does not manufacture the components required to assemble its golf clubs. The Company relies on a limited number of suppliers for club heads, shafts and grips. The Company does not have written supply agreements with any of its current suppliers. Therefore, the Company's success will be dependent on maintaining its relationships with existing suppliers and developing relationships with new suppliers. Any significant delay or disruption in the supply of components from the Company's suppliers or any diminution of quality resulting from such supplier's insufficient controls or inadequate component testing, would have a material adverse effect on the Company's business, operating results and financial condition. Further, given the highly seasonal nature of the golf equipment industry, such adverse effect would be exacerbated should any supply delay or quality problem occur immediately prior to or during any six month period ending June 30 (the period during which sales of golf equipment generally are expected to be the highest). See Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

      Consumer Preferences and Industry Trends. The golf industry is characterized by the frequent introduction of new products and services, and is subject to changing consumer preferences and industry trends, which may adversely affect the Company's ability to plan for future design, development and marketing of its products and services. The Company's success will depend on the Company's ability to anticipate and respond to these and other factors affecting the industry. Moreover, if a downturn occurs in the economy, the leisure industry, including the golf industry, may be particularly vulnerable. There can be no assurance that the Company will be able to anticipate and respond quickly and effectively to changing consumer preferences and industry trends or that competitors will not develop and commercialize new products that render the Company's products and services obsolete or less marketable.

      International Sales; Reliance on Limited Number of Foreign Distributors. During the year ended December 31, 1997 sales to international customers accounted for approximately 24% of the Company's net sales on a pro forma basis. The Company has operations in Canada and the U.K. from which sales in those countries and parts of Europe are conducted. The Company also engages foreign distributors to market and sell the Company's products in other countries. Although the Company works closely with its foreign distributors, the Company cannot directly control such distributors' sales and marketing activities and, accordingly, cannot manage the Company's product sales in these foreign markets in which such distributors operate. The Company's foreign distributors may also distribute, either on behalf of themselves or other golf club manufacturers, other product lines, including product lines that may be competitive with those of the Company. There can be no assurance that these distributors will effectively manage the sale of the Company's products worldwide or that their marketing efforts will prove effective. Additionally, the Company's international sales may be disrupted or adversely affected by events beyond the Company's control, including currency fluctuations and political or regulatory changes.

      New Products; USGA Regulation. The Company believes that the introduction of innovative technologies and club designs will be crucial to its future success. New models and basic design changes are frequently introduced into the golf club market but are often met with consumer rejection. Although the Company has achieved certain successes in the introduction of its golf putters, no assurance can be given that the Company will be able to continue to design and manufacture golf clubs that meet with market acceptance. In addition, prior successful designs may be rendered obsolete within a relatively short period of time as new products are introduced into the market. There can be no assurance that the Company will be able to continue to design innovative products that can achieve market acceptance.

      The design of new golf clubs is also greatly influenced by rules and interpretations of the United States Golf Association ("USGA"). Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by that organization, it has become critical for designers of new clubs to assure compliance with USGA standards. To the extent that the Company's clubs are ruled ineligible under USGA standards, even non-professional golfers will likely be unwilling to purchase them. No assurance can be given that any new products will receive USGA approval or that existing USGA standards will not be revised in ways that adversely affect the sales of the Company's products.

      Management of Growth. The Company's ability to manage its growth effectively will require it to hire additional management personnel to improve its operational, financial and management information systems, to accurately forecast sales demand and calibrate manufacturing to such demand, to control its overhead, to manage its advertising and marketing programs in conjunction with actual demand, and to attract, train, motivate and manage its employees effectively. If the Company's management is unable to manage growth effectively, the Company's operating results and financial condition will be adversely affected.

      Seasonal Business; Quarterly Fluctuations. Golf is primarily a warm weather sport. The purchasing decisions of most customers are typically made in the fall and a vast majority of sales are expected to occur during the first six months of the year. In addition, quarterly results may vary from year to year due to the timing of new product introductions, orders and sales, advertising expenditures, promotional periods and shipments. Accordingly, comparisons of quarterly information of the Company's results of operations may not be indicative of the Company's overall annual performance. In addition, because of the acquisitions completed by the Company at the end of 1997, comparisons by the Company of its operations in the future to the operations during periods prior to the acquisitions will be particularly difficult. See Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

      Susceptibility to General Economic Conditions. Sales of golf equipment have historically been dependent on discretionary consumer spending. As a result, the Company's revenues will be subject to fluctuations based upon general economic conditions in the United States and in the foreign countries where the Company sells its products. If there is a general economic downturn or recession in the United States or in foreign countries in which the Company markets its clubs, general consumer spending on golf equipment could be expected to decline, which would have a material adverse effect on the Company's business, operating results and financial condition.

      Uncertainty of Proprietary Rights; Expense of Intellectual Property Litigation. The Company relies on a combination of patents, trademarks and trade secret protection to establish and protect the proprietary rights it has in its products. The ability of the Company's competitors to acquire technologies or other proprietary rights equivalent or superior to those of the Company or the inability of the Company to enforce its proprietary rights would have a material adverse effect on the Company's operating results and financial condition. There can be no assurance that the Company's competitors will not independently develop or acquire patented or other proprietary technologies that are substantially equivalent or superior to those of the Company. There also can be no assurance that the measures adopted by the Company to protect its proprietary rights will be adequate to do so or that the Company's products do not infringe on third party intellectual property rights, including patents. Intellectual property matters are frequently litigated on allegations that third-party proprietary rights have been infringed. The Company may have to defend against such lawsuits, which could be expensive and time-consuming.

      Extremely Competitive Industry. The market for high quality, premium-priced golf clubs is highly competitive and includes a number of well-established companies that have more readily recognizable brand names and a larger, more widely known corps of endorsing golf professionals, as well as greater market access and financial resources than the Company. Many purchasers of premium clubs desire golf clubs that feature the most recent technology, innovative designs and recognized brand names. Additionally, purchases are often made based upon highly subjective decisions that may be influenced by numerous factors, many of which are out of the Company's control. Golfers' subjective preferences are subject to rapid and unanticipated changes. As a result, the Company will face substantial competition from existing and new companies that market golf clubs which are perceived to enhance performance, are visually appealing or appeal to other consumer preferences. In addition, the golf club industry is dominated by a small number of very large corporations such as Callaway, Fortune Brands, which owns Titleist and Cobra, and Taylor Made, that have substantial shares of the market and substantially greater financial and other resources than the Company. Further, the golf club industry is subject to rapid and widespread imitation of golf club designs which, notwithstanding the existence of any proprietary rights, could further hamper the Company's ability to compete. The Company faces competition on the basis of price, reputation and qualitative distinctions among available products. There can be no assurance as to the market acceptance of the Company's golf clubs in relation to its competition.


      Litigation relating to Acquisition of Assets of Ram Golf Corporation. On June 25, 1998, an action for declaratory judgment, specific performance and damages was filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, by Laser Golf Corporation and James R. Hansberger against the Company and TearDrop Ram Golf Company, its wholly-owned subsidiary. The plaintiffs are seeking the following: (i) declaratory relief under the agreements relating to the acquisition by the Company of the assets of Ram Golf Corporation, (ii) damages, among other things, relating to the Company's failure to release up to 183,007 shares of Common Stock that are currently outstanding but are held in escrow, (iii) repayment of up to $283,000 in accounts payable that are alleged to have been assumed by the Company at the time of the purchase of the assets, (iv) an additional 55,994 shares of Common Stock as a result of a claimed post-closing adjustment due to its calculations of inventory transferred to the Company, and (v) a declaration that certain non-competition agreements entered into between them and the Company are unenforceable. The Company believes that for a variety of reasons, the plaintiffs should not be entitled to delivery of the shares of Common Stock currently held in escrow. The Company intends to defend the action vigorously and to in fact pursue remedies that it believes that it has against the plaintiffs. Nevertheless, to the extent that the litigation may involve costs to the Company or that it may be responsible for damages to the plaintiffs, the Company may incur costs and expenses in excess of amounts previously anticipated at the time of the acquisition.

      Possible rescission relating to TearDrop Golf Company & Subsidiaries 401(k) Plan. During March and April 1998, up to 123,834 shares of Common Stock of the Company were purchased by the administrator of the Company's 401(k) plan (the "Plan") on behalf of certain employees of the Company at prices generally ranging from $6.88 to $10.00 (approximately $1.1 million in the aggregate). It appears that the provisions of the Act and certain state securities laws relating to the registration of securities may not have been fully complied with in connection with the offer or sale of these securities. Accordingly, the Company intends to offer to repurchase these securities from the relevant employee 401(k) accounts for their purchase price for cash, plus interest from the date of purchase. The Company intends to commence the offer on or about July 6, 1998 and it will terminate within 30 days thereafter. Since all of the shares were purchased at a price below the current market price of the Company's Common Stock, the Company does not anticipate that its employees will likely accept the offer. However, if the market price of the Company's Common Stock were to drop precipitously during the month following the commencement of the offer, the Company may be required to expend its capital to satisfy acceptances of offers by its employees, which could have a material adverse effect upon the Company's earnings and cash position.


      Control of the Company by Officers and Directors. The Company's officers and directors beneficially own approximately 43% of the outstanding shares of the Company's Common Stock. As a result, such persons, acting together, have the ability to exercise significant influence over all matters requiring stockholder approval. The concentration of ownership could delay or prevent a change in control of the Company. See "Selling Stockholders and Plan of Distribution."

      Potential Limited Trading Market; Possible Volatility of Stock Price; Potential Effects of "Penny Stock" Rules. Although the Common Stock is quoted on the Nasdaq SmallCap Market ("Nasdaq"), in order to continue such quotation, the Company must satisfy certain maintenance criteria. The failure to meet these maintenance criteria may result in the Common Stock no longer being eligible for quotation on Nasdaq and trading, if any, of the Common Stock would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's Securities. In addition, if the Common Stock was to become delisted from trading on Nasdaq and the trading price of the Common Stock was less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock and Warrants, which could severely limit the liquidity of the Common Stock and Warrants and the ability to sell the Common Stock and Warrants in the secondary market.


      In the absence of an active trading market, purchasers of the Common Stock may experience substantial difficulty in selling their Securities. The trading price of the Company's Common Stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of technological innovations by the Company or its competitors, general conditions in the golf club industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies and that are often unrelated to operating performance. See "Selling Stockholders and Plan of Distribution."

      Shares Eligible for Future Sale. Sales of the Company's Common Stock in the public market after this Offering could adversely affect the market price of the Common Stock.

      Effect of Outstanding Options and Warrants, Potential Issuances of Bonus Shares and Bonus Payments. As of the date of this Prospectus, there are outstanding options to purchase an aggregate of 1,195,500 shares of Common Stock at per-share exercise prices ranging from $2.50 to $7.50. The Company has reserved 450,000 shares for issuance under the 1996 Employee Stock Option Plan, has granted five-year options to acquire 500,000 shares of Common Stock to Rudy
A. Slucker, the Chairman of the Board, President and Chief Executive Officer of the Company and has granted options to purchase up to an aggregate of 92,500 shares of Common Stock to touring golf professionals who perform consulting and promotional services for the Company. Under the promotional agreements with the Company's golf professionals, the Company may be required to grant additional stock options if the professional satisfies certain conditions such as winning a golf tournament. If the Company's professionals win a large number of tournaments, the number of additional options granted could be substantial. The exercise of such outstanding options and Representatives' Purchase Option would dilute the then-existing stockholders' percentage ownership of the Company's stock, and any sales in the public market of Common Stock underlying such stock options could adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company would be able to obtain additional equity capital could be adversely affected since the holders of such securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such stock options. The Company's employment agreement with Rudy A. Slucker, its Chairman and Chief Executive Officer provides that Mr. Slucker is entitled to receive a bonus equal to 10% of the Company's pre-tax net income starting with the year ending December 31, 1998. Such bonus will be payable to the extent of 50% of such amount in cash and the remaining 50% in the form of Common Stock of the Company. The issuance of these additional shares could also have an adverse effect on the liquidity of the Company's Common Stock. See "Selling Stockholders and Plan of Distribution."


      Potential Adverse Effects of Preferred Stock Issuance. The Board of Directors has the authority, without further stockholder approval, to issue up to 1,000,000 shares of preferred stock, in one or more series, and to fix the number of shares and the rights, preferences and privileges of any such series. The issuance of preferred stock by the Board of Directors could affect the rights of the holders of the Common Stock. For example, such an issuance could result in a class of securities outstanding that would have dividend, liquidation, or other rights superior to those of the Common Stock or could make a takeover of the Company or the removal of management of the Company more difficult. The Board of Directors does not currently intend to issue any additional shares of preferred stock in the foreseeable future. See "Description of Securities-Preferred Stock."

      No Dividends. The Company has never declared or paid dividends on its Common Stock and currently does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors. The Company, Tommy Armour and the Bank are parties to an Agreement whereby the payment of dividends and redemption payment are restricted under certain circumstances including (i) where the Company has failed to make payments or otherwise failed to comply with covenants in, or an Event of Default has occurred under, the loan agreement (except where such breach, failure or Event of Default is cured by the Company or waived by the Bank), (ii) where the Bank accelerates the indebtedness, or (iii) where there occurs an insolvency event.

                               USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Company may receive up to $331,250 upon the exercise of the Purchase Warrant (exclusive of expenses of this offering, estimated to be $50,000), which will be used for working capital. The Company is obligated to apply 70% of the proceeds received upon the exercise of the Purchase Warrant, if any, to the redemption of the shares of Series A Preferred Stock. The Company has agreed to pay certain expenses in connection with this offering, currently estimated to be approximately $50,000.

                          DESCRIPTION OF SECURITIES


      The authorized capital stock of the Company is 11,000,000, consisting of 10,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value. As of the date of this Prospectus, 4,266,557 shares of Common Stock are outstanding and held of record by approximately 70 stockholders.


Preferred Stock

      The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock without further stockholder approval. The Preferred Stock may be divided into such classes or series as the Board of Directors may determine by resolution. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors has no current plans to issue any additional shares of Preferred Stock.

Common Stock

      The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Risk Factors -- No Dividends or Redemptions." In the event of a liquidation, dissolution or winding up of the Company, subject to the liquidation preferences of preferred stock, the holders of Common Stock are entitled to receive any declared and unpaid dividends, in addition to being entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any then outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

      All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and the shares of Common Stock issued upon completion of this Offering have been duly authorized and, when issued, will be fully paid and nonassessable.


                   DELAWARE LAW AND CERTAIN CHARTER PROVISIONS


      The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

      The Company's Certificate of Incorporation contains a provision eliminating a director's liability to the Company or its stockholders for monetary damages for a breach to fiduciary duty, except to the extent the Delaware General Corporation Law prohibits the elimination of such liability (such as in circumstances involving wrongful acts, such as the breach of a director's duty or loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law). The Company's Certificate of Incorporation also contains a provision obligating the Company to indemnify its directors and officers to the fullest extent permitted by law.



Transfer Agent and Registrar

      The transfer agent and registrar for the Company's securities is Continental Stock Transfer & Trust Company, New York, New York.

                SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION


      An aggregate of up to 1,520,690 shares of Common Stock (including the 933,333 shares of Common Stock issued upon conversion of 70,000 shares of Series A Preferred Stock) may be offered and sold pursuant to this Prospectus by the Selling Stockholders. Except for TA Liquidation Corp. which is owned by U.S. Industries, Inc., and which has designated a member of the board of directors of the Company, none of the Selling Stockholders has any relationship with the Company other than as a securityholder. The president of U.S. Industries serves as the designee of TA Liquidation Corp. to the Board of Directors.

      The 933,333 shares of Common Stock issued upon the conversion of 70,000 shares of Series A Preferred Stock and the 175,000 shares being offered by TA Liquidation Corp., were issued in connection with the acquisition by the Company of the assets of the Tommy Armour Golf Company. The Company has filed this Registration Statement pursuant to a Registration Rights Agreement between the Company and TA Liquidation Corp.

      The 237,357 shares being offered by JRH Golf Corporation includes 187,357 shares of Common Stock and 50,000 shares issuable upon the exercise of a Purchase Warrant issued to JRH Golf Corporation in connection with the acquisition by the Company of the assets of Ram Golf Corporation. In addition, 183,007 of the issued shares of Common Stock are being held in escrow subject to certain conditions relating to the acquisition transaction. The Company has filed this Registration Statement pursuant to a Registration Rights Agreement between the Company and JRH Golf Corporation and is obligated to bear the expenses related thereto.

      The 100,000 shares being offered by Millenium Holdings Group, Inc. and its employees were issued for consulting services rendered to the Company during 1997.


      The 50,000 shares of Common Stock and the Option Agreement providing for the purchase of 25,000 shares of Common Stock for $4.50 per share being offered by Pro Golf Promotions, L.L.C. were issued in connection with the acquisition of the assets of Pro Golf Promotions, L.L.C., including the former Powerbilt Golf Tour.

      The following table sets forth certain information with respect to the Selling Stockholders:

===============================================================================
                                Beneficial
                                Ownership of                       Shares
                                Shares of                          Beneficially
                                Common                             Owned
                                Stock Prior     Shares to be Sold  After the
   Selling Stockholder          to Sale (1)     in the Offering    Offering (2)
--------------------------------------------------------------------------------
TA Liquidation Corp.            1,108,333(3)      1,108,333            0
--------------------------------------------------------------------------------
J.R.H. Golf Corporation           237,357(4)        237,357            0
--------------------------------------------------------------------------------
Millenium Holdings                 55,000            55,000            0
Group, Inc.
--------------------------------------------------------------------------------
Sharon Allen(5)                     1,000             1,000            0
--------------------------------------------------------------------------------
Brian John(5)                      14,000            14,000            0
--------------------------------------------------------------------------------
Herbert Tabin(5)                   15,000            15,000            0
--------------------------------------------------------------------------------
Gary J. Schultheis(5)              15,000            15,000            0
--------------------------------------------------------------------------------
Pro Golf Promotions, L.L.C.(6)     75,000            75,000            0
================================================================================

(1) Includes shares of Common stock issuable upon exercise of options or warrants which are exercisable within 60 days from the date of this Prospectus. Unless otherwise noted, the Company believes that all of the persons named in the above table have sole voting power with respect to all shares of Common Stock beneficially owned by them.

(2) Assumes all of the shares of Common Stock offered hereby are sold by the Selling Stockholders.

(3) Includes 933,333 shares of Common Stock issued upon conversion of the Series A Preferred Stock into Common Stock.


(4) Includes up to 50,000 shares of Common Stock issuable upon the exercise of the Purchase Warrant.

(5) Each of these persons are employees of Millenium Holdings Group, Inc.

(6) Includes options to purchase 25,000 shares of Common Stock for $4.50 per share.


      The Common Stock held by the Selling Stockholders, and the Common Stock issuable to the Selling Stockholders upon exercise of the Purchase Warrant may be offered and sold from time to time as market conditions permit in the Nasdaq SmallCap Market, the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, in connection with such sales.


      The Selling Stockholders may also pledge shares of Stock as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares covered by this Prospectus.

      Each Registration Rights Agreement provides that the Company will indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act. Additionally, the Company will pay the expenses, estimated to be $50,000, in connection with this offering, other than transfer taxes, discounts, commissions, fees or expenses of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Stock, or legal expenses of any person other than the Company and the Selling Stockholders.

      In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                                LEGAL MATTERS

      The legality of the securities offered hereby will be passed upon for the Company by Gibbons, Del Deo, Dolan, Griffinger & Vecchione, a Professional Corporation, Newark, New Jersey.

                                   EXPERTS

      The consolidated financial statements of TearDrop Golf Company incorporated by reference in TearDrop Golf Company's Annual Report (Form 10-KSB) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The statements of operations, stockholders' equity, and cash flows of TearDrop Golf Company for the year ended December 31, 1996, have been incorporated herein by reference in reliance on the report of Rothstein, Kass & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The combined financial statements of Tommy Armour Golf Company as of September 30, 1997 and 1996 and for the three years ended September 30, 1997 incorporated in this Prospectus by reference to the TearDrop Golf Company Annual Report on Form 10-KSB for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts to auditing and accounting.

                            ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission") a registration statement (the "Registration Statement"), under the Act with respect to the securities offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

================================================================================

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy and security other than the Common Stock offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

--------------------------------------------------------------------------------

                              TABLE OF CONTENTS
                                                                           Page
                                                                           ----


Available Information......................................................  2
Information Incorporated by Reference .....................................  2
Prospectus Summary.........................................................  3
Risk Factors...............................................................  5
Use of Proceeds............................................................ 14
Description of Securities.................................................. 14
Delaware Law and Certain Charter Provisions ............................... 15
Selling Stockholders and Plan of
  Distribution............................................................. 16
Legal Matters.............................................................. 19
Experts.................................................................... 19
Additional Information..................................................... 19


================================================================================


================================================================================


                               1,520,690 Shares of
                                  Common Stock

--------------------------------------------------------------------------------

                              TEARDROP GOLF COMPANY

--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------


                                  June 30, 1998


================================================================================

               PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

            Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:


                                                          Amount
                                                          ------

Registration Fee                                       $ 2,950.00
Printing                                                 2,000.00
Legal Fees and Expenses                                 20,000.00
Accounting Fees and Expenses                            20,000.00
Transfer Agents and Registrars Fees                      2,000.00
Miscellaneous                                            3,050.00

                                              TOTAL    $50,000.00
                                                       ==========


      The above fees will be paid by the Company.

Item 15. Indemnification of Directors and Officers

            Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

            Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for dividends paid or stock repurchased or in violation of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.
Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

      Article Seven of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director shall not be relieved from liability: (a) for any breach of the director's duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the General Corporation Law of Delaware; or (d) for any transaction from which the director derived an improper personal benefit.

      Item 16. Exhibits

      (a) Exhibits

Exhibit No.

       Exhibit No.  Description
       -----------  -----------


       3.1+         Certificate of Incorporation

       3.2+         Certificate of Merger

       3.3+ Agreement and Plan of Merger dated October 21, 1996 between the Company and TearDrop Putter Corporation, a South Carolina Corporation

       3.4+         By-Laws

       3.5*         Certificate of Designation

       4.1+         Warrant Agreement

       4.2+         Specimen Common Stock Certificate

       4.3+         Specimen Warrant Certificate

       5.1          Opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione

       10.1+        Employment Agreement with Rudy A. Slucker

       10.2+        Employment Agreement with John Zeravica

       10.3+        Stock Option Plan

       10.4+        Form of Stock Option Agreement

       10.7+ Form of Promissory Note in the original principal amount of $400,000 to be issued by the Company to Rudy A. Slucker

       10.15+       Standard Form of Player Endorsement Agreement

       10.17+ Property Lease dated August 3, 1995 between the Company and Albert H. Politi

       10.18+ Equipment Lease dated November 30, 1995 between the Company and Packaging Management Associates, Inc.

       10.21+ Financial Consulting Agreement between the Company and GKN Securities Corp.

       10.22+ Advertising Agreement dated November 13, 1996 between the Company and the Golf Channel, Inc.

       10.23+       Form of Lock-up Agreement

       10.24+ Property Lease dated August 10, 1997 between the Company and Dolo Realty Co.

       10.25* Asset Purchase Agreement dated as of October 31, 1997 among Tommy Armour Golf Company, USI Canada, Inc., Tommy Armour Golf (Scotland) Ltd., USI American Holdings, Inc., TearDrop Acquisition Corp. and TearDrop Golf Company

       10.26* Registration Agreement dated as of October 31, 1997 between TearDrop Golf Company and Tommy Armour Golf Company

       10.27* Loan and Security Agreement dated as of November 10, 1997 among TearDrop Golf Company, TearDrop Acquisition Corp. and CoreStates Bank, N.A.

       10.27(a)**   First Amendment to Loan and Security Agreement dated as of
                    January 9, 1998 among TearDrop Golf Company, Tommy Armour
                    Golf Company, TearDrop Ram Golf Company and CoreStates Bank,
                    N.A.

       10.28** Asset Purchase Agreement dated as of December 23, 1997 among TearDrop Golf Company, TearDrop Ram Golf Company, Ram Golf Corporation and Ram Golf UK, Ltd.

       10.29** Registration Agreement dated as of December 29, 1997 between TearDrop Golf Company and Ram Golf Corporation

       10.30** Warrant dated December 29, 1997 made by TearDrop Golf Company in favor of Ram Golf Corporation

       10.31*** Settlement Agreement dated March 31, 1998 among TA Liquidation Corp., formerly known as Tommy Armour Golf Company, Tommy Armour Golf (Scotland) Ltd., and USI Canada, Inc.; USI American Holdings, Inc., and Tommy Armour Golf Company, formerly known as TearDrop Acquisition Corp. and TearDrop Golf Company

       16**** Letter from Rothstein, Kass & Company, P.C. to the Commission dated March 2, 1998

       21***        Subsidiaries of the Registrant

       23.1         Consent of Ernst & Young LLP

       23.2         Consent of Rothstein, Kass & Company, P.C.

       23.3         Consent of Price Waterhouse LLP

       23.4 Consent of Gibbons, Del Deo, Dolan, Griffinger & Vecchione (contained in Exhibit 5.1)

----------
      + Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-14647) and incorporated herein by reference.

      * Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on November 26, 1997 and incorporated herein by reference.

      ** Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on January 13, 1998 and incorporated herein by reference.

      *** Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Report on Form 10-KSB filed on April 6, 1998.

      **** Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on March 4, 1998 and incorporated herein by reference.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) Reflect in the Prospectus any facts or events arising after the effective date of the prospectus (or the most recent post-effective amendments thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be filed with a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That for determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To remove by registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union, State of New Jersey, on the 30th day of June, 1998.


                              TearDrop Golf Company

                              By: /s/ Rudy A. Slucker
                                  ---------------------------
                                  Rudy A. Slucker, Chairman
                                  and Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints Rudy A. Slucker as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, any lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

      Signature                     Title                         Date
      ---------                     -----                         ----


/s/ Rudy A. Slucker                 Chairman of the               June 30, 1998
---------------------------         Board of Directors,
Rudy A. Slucker                     and Chief Executive Officer)

*                                   Vice President and            June 30, 1998
---------------------------         Chief Financial Officer
Joseph A. Cioni

*                                   Director                      June 30, 1998
---------------------------
Bruce Nagel

*                                   Director                      June 30, 1998
---------------------------
Fred Hochman

*                                   Director                      June 30, 1998
---------------------------
Jeffrey Baker

*                                   Director                      June 30, 1998
---------------------------
Leslie Goodman

*                                   Director                      June 30, 1998
---------------------------
John Raos

----------
* Rudy A. Slucker, as attorney-in-fact

Exhibit No.  Description                                                Page No.
-----------  -----------                                                --------

5.1 Opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, regarding legality of securities being registered.

23.1         Consent of Ernst & Young LLP.

23.2         Consent of Rothstein, Kass & Company, P.C.

23.3         Consent of Price Waterhouse LLP.


23.4 Consent of Gibbons, Del Deo, Dolan, Griffinger & Vecchione (included in Exhibit 5.1).